CHANGE IN CONTROL AGREEMENT


        AGREEMENT between CENTRAL AND SOUTH WEST CORPORATION (the
"Company"), and E. R. BROOKS ("EXECUTIVE"),

                              W I T N E S S E T H:

        WHEREAS, the Company desires to retain certain key employee personnel and, accordingly, the Board of Directors of the Company (the "BOARD") has approved the Company entering into a severance agreement with Executive in order to encourage his/her continued service to the Company; and

        WHEREAS, Executive is prepared to commit such services in return for specific arrangements with respect to severance compensation and other benefits;

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and Executive agree as follows:

        1.     DEFINITIONS.

               (a) "CHANGE IN DUTIES" shall mean the occurrence, within three years after the date upon which a Change in Control occurs, of any one or more of the following:

                       (i) A significant reduction in the duties or responsibilities of Executive from those applicable to him/her immediately prior to the date on which a Change of Control occurs;

                       (ii) A reduction in Executive's total remuneration (including salary, bonus, qualified retirement benefits, nonqualified retirement benefits, welfare benefits and any other employee benefits) from that provided to him/her immediately prior to the date on which a Change of Control occurs;

                       (iii) A change in the location of Executive's principal place of employment by the Company by more than 35 miles from the location where he was principally employed immediately prior to the date on which a Change of Control occurs; or

                       (iv) A failure by the Company to provide directors and officers liability insurance covering Executive comparable to that provided to him/her immediately prior to the date on which a Change of Control occurs.

               (b) "CHANGE OF CONTROL" means the occurrence of one of the following events:

                       (i) Any person or entity, including a "GROUP" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of 25% or more of the outstanding shares of the Company's voting stock (based upon voting power); or

                       (ii) A period of twenty-four consecutive months during which two-thirds of the individuals who are directors of the Company at the beginning of such period cease to be directors of the Company for any reason; or

                       (iii) The Closing of any merger, acquisition, or consolidation following which the shareholders of the Company own less than 75% of the surviving entity; or

                       (iv) The Closing of a sale or disposition (other than to a subsidiary) of more than 85% of the Company's assets.

               (c) "CLOSING" shall mean a meeting at which all documents necessary to consummate a transaction are executed and delivered; provided that a transaction shall not be considered Closed for purposes of this Agreement until all conditions precedent to the consummation of the transaction, including but not limited to, all required regulatory approvals, have been fulfilled.

               (d) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

               (e) "COMPENSATION" shall mean the greater of (i) or (ii), where:

                       (i) equals the Executive's annual salary plus Target Bonus immediately prior to the date on which a Change of Control occurs; and

                       (ii) equals the Executive's annual salary plus Target Bonus at the time of his Covered Termination.

               (f) "COVERED TERMINATION" shall mean an Involuntary Termination within three years after the date upon which a Change of Control occurs or a Voluntary Termination during the thirteenth month after the date upon which a Change of Control occurs.

               (g) "DCP" shall mean the Central and South West Corporation Executive Deferred Compensation Plan, as amended from time to time.

               (h) "INVOLUNTARY TERMINATION" shall mean any termination of Executive's employment with the Company which:

                       (i) does not result from a resignation by Executive (other than a resignation pursuant to clause (ii) of this subparagraph (h)); or

                       (ii) results from a resignation by Executive on or before the date which is sixty days after the date upon which Executive receives notice of a Change in Duties;

                       (iii) provided, however, the term "INVOLUNTARY TERMINATION" shall not include a Termination for Cause or any termination as a result of death, disability under circumstances entitling Executive to benefits under the Company's long-term disability plan, or Retirement.

               (i) "PENSION PLAN" shall mean the Central and South West System Pension Plan, as amended from time to time.

               (j) "RETIREMENT" shall mean Executive's termination of employment on or after the date he reaches age sixty-five.

               (k) "SERP" shall mean the Central and South West System Special Executive Retirement Plan, as amended from time to time.

               (l) "SEVERANCE AMOUNT" shall mean an amount equal to 4 times Executive's Compensation.

               (m) "TARGET BONUS" shall mean Executive's target incentive opportunity under the Central and South West Corporation Annual Incentive Plan in effect for the year with respect to which such award is being determined, if any, or for the last year in which such a plan was in effect, expressed as a dollar amount based upon Executive's annual salary for the year of such determination.

               (n) "TERMINATION FOR CAUSE" shall mean termination of Executive's employment by the Company (or its subsidiaries) by reason of Executive's (i) gross negligence in the performance of his duties,

                       (ii) willful and continued failure to perform his duties,
                       (iii) willful engagement in conduct which is materially injurous to the Company or its subsidiaries (monetarily or otherwise) or (iv) conviction of a felony or a misdemeanor involving moral turpitude.

               (o) "VOLUNTARY TERMINATION" shall mean any termination of Executive's employment with the Company which results from a resignation by Executive; provided, however, the term "VOLUNTARY TERMINATION" shall not include an Involuntary Termination, a Termination for Cause, or any termination as a result of death, disability under circumstances entitling Executive to benefits under the Company's long-term disability plan, or Retirement.

               (p) "WELFARE BENEFIT COVERAGES" shall mean the medical, dental and life insurance coverages provided by the Company to its active employees.

        2. SERVICES. Executive agrees that he will render services to the Company (as well as any subsidiary thereof or successor thereto) during the period of his employment to the best of his ability and in a prudent and businesslike manner and that he will devote substantially the same time, efforts and dedication to his duties as heretofore devoted.

        3. SEVERANCE BENEFITS. If Executive's employment by the Company or any subsidiary thereof or successor thereto shall be subject to a Covered Termination, then Executive shall be entitled to receive, as additional compensation for services rendered to the Company (including its subsidiaries), the following severance benefits:

               (a) A lump sum cash payment in an amount equal to Executive's Severance Amount.

               (b) A lump sum cash payment Actuarially Equivalent (as such term is defined in the Pension Plan) to Executive's unreduced projected supplemental monthly benefit at age sixty-two under the SERP if Executive has attained age fifty-five or older as of the date of his Covered Termination, or to Executive's accrued supplemental monthly benefit under the SERP, plus three years of Credited Service (as such term is defined in the SERP) if Executive has not attained age fifty-five as of the date of his Covered Termination.

               (c) A lump sum cash payment Actuarially Equivalent (as such term is defined in the Pension Plan) to Executive's projected normal retirement benefit under the DCP.

               (d) If Executive is not eligible for retiree medical coverage as of the date of his Covered Termination, Executive shall be entitled to continue the Welfare Benefit Coverages for himself/herself and, where applicable, his eligible dependents for up to thirty-six months following the date of his Covered Termination. Such benefit rights shall apply only to those Welfare Benefit Coverages which the Company has in effect from time to time for active employees. Welfare Benefit Coverage(s) shall immediately end upon Executive's obtainment of new employment and eligibility for similar Welfare Benefit Coverage(s) (with Executive being obligated hereunder to promptly report such eligibility to the Company). If Executive is eligible for retiree medical coverage as of the date of his Covered Termination, Executive shall receive earned retiree benefits as long as Executive continues to pay the required premiums for such benefits. Notwithstanding the foregoing, if any of the Welfare Benefit Coverages cannot be continued during a period when Executive is not an employee of the Company, the Company shall pay to Executive a lump sum cash payment in amount equal to the economic value of such benefit.

               (e) Executive shall be entitled to receive reimbursements for out-placement services in connection with obtaining new employment incurred within twelve months of the date of his Covered Termination, up to a maximum amount equal to 15% of his annual salary as of the date of his Covered Termination.

               (f) Executive shall have the option to purchase his company vehicle for an amount equal to its depreciated book value as of the date of his Covered Termination.

               (g) If Executive relocates his primary residence in connection with obtaining new employment and such relocation occurs within thirty-six months of the date of his Covered Termination, upon providing documentation of such relocation acceptable to the Company, Executive shall be entitled to receive a lump sum cash payment in an amount equal to 25% of his annual salary on the date of his Covered Termination.

               (h) The Company shall cause the SERP and DCP to be amended to reflect the severance benefits payable pursuant to this Paragraph. Further, any severance benefits paid pursuant to this Paragraph will be deemed to be a severance payment and not compensation for purposes of determining benefits under the Company's qualified retirement plans and shall be subject to any required tax withholding.

               (i) Notwithstanding anything to the contrary in this Agreement, upon a Change of Control, Executive shall be entitled to receive the benefits provided under the Central and South West Corporation 1992 Long-Term Incentive Plan or any subsequent similar plan that may be implemented in the future.

               (j) Executive shall be entitled to continued access, for the remainder of the calendar year in which a Covered Termination occurs, to the financial planning services available to executive employees of the Company at the time of the Change of Control upon which such Covered Termination is based.

        4. INTEREST ON LATE BENEFIT PAYMENTS. If any payment provided for in Paragraph 3 hereof is not made when due, the Company shall pay to Executive interest on the amount payable from the date that such payment should have been made under such paragraph until such payment is made, which interest shall be calculated at the prime or base rate of interest announced by Mellon Bank (or any successor thereto) at its principal office in Pittsburgh, PA, and shall change when and as any such change in such prime or base rate shall be announced by such bank.

        5. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. Notwithstanding anything to the contrary in the Agreement, in the event that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to Executive an additional payment (a "Gross-up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. The Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify the Company immediately in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and Executive) within five days of the receipt of such claim. The Company shall notify Executive in writing at least five days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, Executive shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company's action. If, as a result of the Company's action with respect to a claim, Executive receives a refund of any amount paid by the Company with respect to such claim, Executive shall promptly pay such refund to the Company. If the Company fails to timely notify Executive whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

        6.     GENERAL.

               (a) TERM. The effective date of this Agreement is \ November 1, 1996. The term of this Agreement shall be for a period of three years after such effective date. Further, beginning on the day immediately following such effective date and continuing on each subsequent day, the term of this Agreement shall be extended automatically one day, so that at no time shall the term of this Agreement be less than three years, until such time as the Company shall give written notice to Executive that no such automatic extension shall occur and then this Agreement shall terminate as of the last day of the applicable three-year term.

               (b) INDEMNIFICATION. If Executive shall obtain an money judgment or otherwise prevail with respect to any litigation brought by Executive or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys' fees and disbursements incurred in such litigation and hereby agree (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him/her should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the prime or base rate of interest announced by Mellon Bank (or any successor thereto) at its principal office in Pittsburgh, PA, and shall change when and as any such change in such prime or base rate shall be announced by such bank. Notwithstanding the foregoing, in lieu of litigation to enforce or interpret any provision of this Agreement, Executive may request by written notice to the Company that any controversy regarding the enforcement or interpretation of any provision contained herein be submitted to arbitration pursuant to the labor arbitration rules of the American Arbitration Association. The Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys' fees and disbursements incurred in such arbitration and hereby agrees to pay in full all such fees and disbursements. If any controversy regarding this Agreement is submitted to arbitration, Executive and the Company agree that the arbitrator's decision shall be final and legally binding on both parties. The arbitration provisions of this Paragraph shall be governed by the provisions of the Federal Arbitration Act.

               (c) PAYMENT OBLIGATIONS ABSOLUTE. The Company's obligation to pay (or cause one of its subsidiaries to pay) Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counter-claim, recoupment, defense or other right which the Company (including its subsidiaries) may have against him/her or anyone else. All amounts payable by the Company (including its subsidiaries hereunder) shall be paid without notice or demand. Executive shall not be obligated to sign an agreement not to compete with the Company or to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Paragraph 3 hereof, the obtaining of any other employment shall in no event effect any reduction of the Company's obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

               (d) SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Executive and his estate. If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his estate.

               (e) SEVERABILITY. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

               (f) NON-ALIENATION. Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

               (g) NOTICES. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Executive, such notices or communications shall be effectively delivered if hand delivered to Executive at his principal place of employment or if sent by registered or certified mail to Executive at the last address he has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

               (h) CONTROLLING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas. Further, Executive agrees that any legal proceeding to enforce the provisions of this Agreement shall be brought in Dallas, Dallas County, Texas, and hereby waives his right to any pleas regarding subject matter or personal jurisdiction and venue.

               (i) RELEASE. As a condition to the receipt of any benefit under Paragraph 3 hereof, unless such requirement is waived by the Board in its sole discretion, Executive shall first execute a release, in the form established by the Company, releasing the Company, its shareholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Executive's employment with the Company or the termination of such employment.

               (j) FULL SETTLEMENT. If Executive is entitled to and receives the benefits provided hereunder, performance of the obligations of the Company hereunder will constitute full settlement of all claims that Executive might otherwise assert against the Company on account of his termination of employment.

               (k) UNFUNDED OBLIGATION. The obligation to pay amounts under this Agreement is an unfunded obligation of the Company (including its subsidiaries), and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company (including its subsidiaries).

               (l) NOT A CONTRACT OF EMPLOYMENT. The Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof affect (i) the right of the Company (or its subsidiaries) to discharge Executive at will or
                       (ii) the terms and conditions of any other agreement between the Company and Executive except as provided herein.

               (m) NUMBER AND GENDER. Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular. The masculine gender where appearing herein shall be deemed to include the feminine gender.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 30TH day of DECEMBER, 1996.

                                   "EXECUTIVE"


                                    E. R. BROOKS


                              "COMPANY"

                              CENTRAL AND SOUTH WEST CORPORATION



                              BY:   T. V. SHOCKLEY, III
                                    NAME: THOMAS V. SHOCKLEY, III
                                    TITLE:    EXECUTIVE VICE PRESIDENT